Exhibit 10.10
Execution Version
DISTRIBUTION AGREEMENT
This Distribution Agreement (“AGREEMENT”), made this 11th day of February 2008 by and between TECHNISCAN, INC., a Utah corporation (hereinafter referred to as “SELLER”) and ESAOTE S.p.A., a corporation organised and existing under the laws of the Republic of Italy with its principal office at Via Siffredi 58, Genova, 16153 Italy (hereinafter referred to as “DISTRIBUTOR”)
RECITALS
     WHEREAS, SELLER is engaged in the development of a device for the three dimensional imaging of the whole breast using both reflection and transmission ultrasound to create tomographic images of the female breast (the “Products”).
     WHEREAS, ESAOTE is a leading player in the market of ultrasound systems and has developed a proprietary technology for such systems.
     WHEREAS, on the date hereof SELLER and DISTRIBUTOR have entered into an original equipment manufacturing and development agreement (the “OEM Agreement”) for the further development of the Products that win provide for DISTRIBUTOR to provide certain required components to be included in and integrated with the Products.
     WHEREAS, SELLER expects that the Products shall be ready for sales by January 31, 2009.
     WHEREAS, SELLER shall manufacture the Products and sell them in the US market and other markets other than the Territory (as defined below).
     WHEREAS, SELLER wishes to appoint DISTRIBUTOR to exclusively distribute the Products in the Territory and DISTRIBUTOR is willing to accept such appointment, on the terms and conditions set forth herein.
     WHEREAS, at DISTRIBUTOR’S option, (i) SELLER will commit to negotiate in good faith an agreement to market, sell, and distribute certain products of DISTRIBUTOR into certain markets in the United States and (ii) SELLER will commit to negotiate in good faith an agreement to use ESAOTE’s existing distribution organization in the US as a regional distributor of the Company’s products into certain markets in the US.
     NOW THEREFORE, the Parties in consideration for the mutual premises contained herein hereby agree as follows:

ARTICLE 1
Definitions
     All capitalized terms will have the meanings ascribed to such terms in this Article 1 or as otherwise defined herein. Words importing the singular shall include the plural and vice versa.
     “Adverse Event” means any adverse health event to which a Product has or may have contributed. The term is generally limited to those events that would be reportable to a Regulatory Authority, e.g., Medical Device Reporting (MDR) to the FDA (U.S.) or Vigilance Reporting to Competent Authorities (EU).
     “Agreement” shall mean the present Distribution Agreement and all its Annexes.
     “CE Mark” shall mean the European Union CE Mark as described in EEC Medical Directive 93/42 of June 14, 1993.
     “Bankruptcy” or “Bankrupt” shall mean, with respect to either Party, if any of the following events occurs: such Party (a) voluntarily becomes the subject of any proceedings relating to its winding-up, liquidation, insolvency or for the appointment of a receiver or similar officer for it, (b) involuntarily becomes the subject of any proceedings relating to its winding-up, liquidation, insolvency or for the appointment of a receiver or similar officer for it, which is not discharged in its favor with prejudice within ninety (90) days thereafter; (c) makes an assignment for the benefit of all or substantially all of its creditors, or enters into an agreement for the extension or readjustment of all or substantially all of its obligations; (d) has filed against it, a petition or other document seeking relief under bankruptcy laws, which is not discharged within ninety (90) days thereafter; or (e) a temporary or permanent receiver or liquidator is appointed over a Party or substantially all of such Party’s assets and such appointment is not cancelled within ninety (90) days thereafter.
     “Change of Control” for the purposes of this section for SELLER shall mean (i) the consummation of the sale or disposition by a party of all or substantial all of such party’s assets or (ii) the consummation of a merger or consolidation of a party with any other entity, other than a merger or consolidation which would result in the voting securities of the party outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or its patent) at least fifty percent (50%) of the total voting power represented by the voting securities of the party or such surviving entity or its parent outstanding immediately after such merger or consolidation; and for the purposes of this section for DISTRIBUTOR shall mean the above AND, in addition, that such a change results in a stop of DISTRIBUTOR supply and product development support under the OEM Agreement (for example, a change in control resulting from a restructuring of ownership that does not affect the OEM Agreement would NOT constitute a Change of Control of DISTRIBUTOR.). Notwithstanding the foregoing, a “Change of Control” does not include any Change of Control that occurs as a result of the initial public offering of the stock of either Party which generates gross proceeds of at least $10 million.

     “Effective Date” shall mean the date when Product is ready for sale and the CE approval for sale of the Products in the Territory has been obtained.
     “End User” shall mean any customer of Products in the Territory.
     “Field Action” means any action by a Party that meets the criteria of a “recall,” “correction,” or “removal” as defined by applicable Regulatory Law.
     “FDA” shall mean the United States Food and Drug Administration or any successor agency having the authority to grant Marketing Approval in the United States.
     “Marketing Approval” means, with respect to any country or jurisdiction, the act of the applicable Regulatory Authority that is necessary under applicable Regulatory Laws for the manufacture, marketing and sale of a product in that country or jurisdiction, and satisfaction of all applicable regulatory and notification requirements and, to the extent applicable, the grant of Pricing Approval.
     “Party” means Each of ESAOTE S.p.A. and TECHNISCAN, INC.
     “Products” shall mean any product having a two and three dimensional imaging system of the whole breast using both reflection and transmission ultrasound to create tomographic images of the breast, including those listed in Annex A hereto. Without limitation, the term Products includes any new version of or replacements to the Products, and all updates, upgrades, and improvements thereof.
     “Purchase Orders” shall have the meaning set forth in Article 4.1 of the Agreement.
     “Regulatory Authority” means, with respect to any country or jurisdiction, any Governmental Authority involved in granting Marketing Approval or Pricing Approval or in administering Regulatory Laws in that country or jurisdiction, including the FDA in the United States.
     “Regulatory Laws” means all Applicable Laws governing (i) the import, export, design, testing, investigation, manufacture, sterilization, storage, distribution, marketing or sale of a product, (ii) establishing recordkeeping or reporting obligations for Third-Party Complaints or Adverse Events, (iii) Field Actions or (iv) similar regulatory matters.
     “Sales Literature” shall mean SELLER’s marketing and sales brochures, promotional materials, and other sales support publications pertaining to the Products.
     “Specifications” means the Technical and operational capabilities of the Products as provided in the Sales Literature, operating manuals or documentation for the Products.
     “Term” shall have the meaning set forth in Article 16.1 of the Agreement.
     “Territory” shall mean the territory of each of the countries of the European Union, Switzerland, Norway, Ukraine and the CIS (Russian Federation of related countries).

ARTICLE 2
Scope of the Agreement
2.1 SELLER hereby grants DISTRIBUTOR an exclusive right and license to: (i) promote, market, sell and distribute the Products to End Users in the Territory during the Term directly and through its dealer and distribution channels; (ii) use the Products as reasonably required in connection with such marketing and distribution, including without limitation as necessary to provide service in connection with such Products; (iii) sublicense End Users to use the Products; (iv) translate, modify, and copy, in whole or in part, and distribute any of SELLER’s Sales Literarure or other marketing documentation pertaining to the Products at no additional charge and (v) such other rights and license as may be reasonably required in connection with the foregoing, including a license to SELLER’s patents, copyrights, trademarks, trade secrets and other intellectual property rights related to the Products, as specified in the OEM Agreement. SELLER shall not directly or indirectly sell or permit the promotion, marketing, sale or distribution of Products in the Territory except as provided in this Agreement.
2.2 DISTRIBUTOR shall undertake at its own expense to (a) use commercially reasonable efforts to promote the distribution of Products in the Territory and maintain an office and an adequate marketing organization for such activities; (b) maintain close liaison with the End Users and advise SELLER of any requirements expressed by End Users in a timely manner. DISTRIBUTOR shall have the right to affix DISTRIBUTOR’s own label or marking on the Products; provided such label is not larger than the label of SELLER and does not indicate DISTRIBUTOR as the manufacturer of the entire Product.
2.3 SELLER shall, where reasonably requested by DISTRIBUTOR, be available and provide at its own cost technical support to DISTRIBUTOR in its marketing and sales activities, road shows, exhibitions, press reporting and interviews. All other marketing activities expenses shall be borne by DISTRIBUTOR. SELLER shall perform at its own cost (for its employees and expenses) two initial instruction programs to DISTRIBUTOR’s sales organizations in the Territory.
2.4 If SELLER develops any new products during the Term of the Agreement, SELLER shall (i) provide DISTRIBUTOR with advance written notice of such new products; and (ii) offer Distributor a right to first negotiate to be the exclusive distributor of such new products in the Territory, before offering such new products for sale to any other customer or distributor in the Territory. If the Distributor elects to distribute such new products, it shall give Seller a written notice within fifteen (15) days from receipt of the notice of new products and the Parties agree to enter into negotiations of such distribution arrangements within the following thirty (30) days. If the Parties do not reach the Agreement within such term of thirty (30) days then SELLER, shall be tree to offer the right to distribute the new products to any third parties at no better terms and conditions than the terms offered to DISTRIBUTOR.

ARTICLE 3
Order Placing
3.1 DISTRIBUTOR will submit purchase orders (“Purchase Orders”) for the Products and any requested spare parts for the Products to SELLER DISTRIBUTOR shall submit a Purchase Order in hard copy form or as an electronic message which complies with the requirements of the Agreement. The Purchase Orders shall include the following information: (a) Purchase Order number, (b) item part number, (c) item description, (d) quantity, (e) price, (f) delivery date requested, and (g) shipment destination.
3.2 Within ten (10) business days after receipt of a Purchase Order, SELLER shall acknowledge receipt of such Purchase Order and accept such Purchase Order by confirming in writing, by any means reasonably requested by DISTRIBUTOR, the delivery date, price and quantity for the ordered items. Amendments to Purchase Orders can be agreed in writing by the parties if received at least thirty (30) days before the estimated date of delivery. SELLER will use commercially reasonable efforts to fulfill the requirements of any Purchase Order.
3.3 Each shipment shall include a packing list that contains the Purchase Order number, product identification, proper shipping labeling and documentation, quantity shipped and date of shipment. The Products shall be delivered to the DISTRIBUTOR CIF to the destination defined by DISTRIBUTOR within the Territory. SELLER shall make shipments in the quantities specified in each DISTRIBUTOR Purchase Order. SELLER may make reasonable modifications to the Purchase Order due to circumstances beyond the SELLER’s reasonable control (for example, limited availability of third party components for the Products). DISTRIBUTOR shall have the right to terminate any modified Purchase Order. SELLER shall reimburse DISTRIBUTOR for the reasonable amount of any cost, expense, liability or cost which DISTRIBUTOR incurs by virtue of any rejection of a Purchase Order or the failure of SELLER to timely deliver Products under a Purchase Order for any reason.
3.4 DISTRIBUTOR and/or the End User shall have a reasonable right of inspection to verify that the Products conform to the product warranty in Article 8 and the applicable firm order. DISTRIBUTOR shall notify SELLER in writing of any defect or nonconformity as soon as practicable.
     DISTRIBUTOR may only reject a delivered Product that is defective or does not conform to Product specifications. If DISTRIBUTOR rejects any delivered Product, it shall return the defective or nonconforming Product to SELLER in accordance with the reasonable procedures set forth by SELLER. SELLER shall bear all costs of return (including freight and insurance) and shall either replace the defective or nonconforming Product without charge (including payment of freight and insurance for delivery of the replacement product) or, at DISTRIBUTOR’s request, refund to DISTRIBUTOR the entire amount paid (including tax, freight and insurance) in connection with the rejected Product.
     DISTRIBUTOR’s acceptance or deemed acceptance of any Product shall not be construed as a waiver of its warranty or indemnification rights hereunder.

3.5 DISTRIBUTOR shall purchase from SELLER the minimum quantity of Products contemplated by the provisions of ANNEX B. The exclusive license provided hereunder shall convert to a non-exclusive license if DISTRIBUTOR is unable to realize sales equal to or greater than the minimum quantity set out in ANNEX B for two (2) consecutive years. If the license granted hereunder becomes non-exclusive, no other distributor shall be granted distribution rights that are more favorable than those provided to DISTRIBUTOR hereunder and no distribution rights shall be granted to a competitor of DISTRIBUTOR. For purposes of this Section 3.5, a “competitor of DISTRIBUTOR” shall mean a manufacturer of ultrasound equipment and its affiliated companies. DISTRIBUTOR shall not be responsible for any failure to achieve a sales level due to the failure of SELLER to deliver as requested any Products ordered under Article 3.
ARTICLE 4
Price List, Prices and Further Agreements Relating to the Products
PRICE LIST(s) is the Price List(s) (hereinbefore and hereinafter referred to as the “PRICE LIST”) received by The DISTRIBUTOR as evidenced into the “Price List Acknowledgement” Form signed by the DISTRIBUTOR for acceptance. This PRICE LIST is(are) an integral part of this appropriate AGREEMENT (see ANNEX C). The prices of the Products are CIF (INCOTERMS 2000) packaging (with appropriate air freight or sea shipping protection) included. All prices under the Agreement shall include applicable sales, use, value-added, withholding and any other taxes, tariffs and duties. The prices for Products shall be equal to cost plus a mark-up to be agreed in good faith based on the best market price (estimated at 40% gross margin plus the cost of insurance, freight, tariffs, duties and all other similar charges). The Parties agree to evaluate the then-current Price List each year in connection with the establishment of the sales targets under Section 3.5. In connection, with such review, the Parties shall evaluate the market for the Products and the general market conditions thereof; provided, that the Parties presently expect that the trends over time are that prices will decline.
ARTICLE 5
Payment of Purchase Price
5.1 SELLER shall submit invoices to DISTRIBUTOR for each Product ordered and shipped in accordance with the terms and conditions of the Agreement Each invoice shall include the applicable Purchase Order number, identifying Product numbers, invoice quantity, unit price, and total invoice amount. Payments shall be made by the DISTRIBUTOR at SELLER’s domicile according to the agreed terms of payment, without any deduction for cash discount, expenses, taxes, levies, fees, duties, and the like.
5.2 In consideration for the rights and licenses granted herein, DISTRIBUTOR will pay SELLER for the Products in accordance with the amounts set forth in Annex C. All prices in the Agreement are quoted in Euros unless otherwise agreed in writing by the Parties. The payment of the purchase price of the Products shall be made in Euros within sixty (60) days after delivery to DISTRIBUTOR’s designated destination.

5.3 The prices set forth on Annex C include a perpetual, paid-up, worldwide, irrevocable license for DISTRIBUTOR, and its End Users to use any related software/firmware (and updates thereto) which is furnished by SELLER in connection with the Products for the operation, maintenance, and repair of the Products.
5.4 Taxes. All prices under the Agreement shall include applicable sales, use, value-added, withholding and any other taxes, tariffs and duties.
ARTICLE 6
Undertakings by DISTRIBUTOR
6.1 Specific undertakings by DISTRIBUTOR
DISTRIBUTOR undertakes:
•	to use commercially reasonable efforts to market the Products in each country comprising the Territory.

•	to purchase from SELLER and to keep at all times a reasonable inventory of spare parts thereof in order to meet the recurring needs of the customers located in the Territory.

•	to deliver together with the Products one copy of the relevant official SELLER user manual, which represents the technical and legal reference for system operation according to its intended use.

•	to provide SELLER with all information that is legally in its possession which may enable SELLER to solve any technical or quality problem relating to them;

•	to give to SELLER quarterly reports regarding the failures of the Products reported by customers or by the end users thereof;

•	to use reasonable efforts to keep SELLER informed of laws and regulations relating to the importation and the sale of the Products into and within the Territory;

•	to attend to registration required and specific to DISTRIBUTOR in order for DISTRIBUTOR to distribute the Products with any Regulatory Authority in the Territory should such registration become necessary under any law or regulation in effect from time to time in any part of the Territory;

•	to assist SELLER in obtaining approvals for the Products from any Regulatory Authority in the Territory, including to secure a CE Mark for the Products, as contemplated by the OEM Agreement

•	to advertise the Products by publications in scientific journals, by direct mailings and by participate in the major trade fairs held periodically or from time to time in the Territory;

•	to sell the Products in the same condition in which they were received, without removing or altering the trademarks or their serial numbers. DISTRIBUTOR shall, however, be entitled to label or tag the Products as required under the laws or regulations in effect from time to time in the Territory;

•	not to actively promote the sale of the Products outside of the Territory;

•	to bear any and all costs connected with the purchase of the Products, the resale thereof in the Territory and the performance of the obligations incumbent upon DISTRIBUTOR under the provisions of this Agreement.

•	not to disclose to any third party at any time during or after the expiration or early termination of this Agreement, irrespective of the reasons for such early termination, SELLER’s business or trade secrets of which DISTRIBUTOR may have acquired knowledge by reason of the activities in which it will have engaged pursuant to the provisions of this Agreement;

•	to take care of the installation, commissioning, maintenance and/or repair of the Products (including repairs covered by SELLER’s warranties and DISTRIBUTOR’s warranties to the customers) bearing all costs arising therefrom;

•	to bear and maintain updated an adequate number and level of technical service people able to install, maintain and repair medical devices in accordance with MDD 93/42/EEC and to fulfil an appropriate training program to maintain such a level.
ARTICLE 7
Undertakings by SELLER
7.1 Specific Undertakings by SELLER
SELLER undertakes:
•	to secure Marketing Approval from any Regulatory Authority in the Territory, including any relevant licenses, consents or authorizations required under Regulatory Laws in effect at any time in the Territory;

•	to assist DISTRIBUTOR and its customers (including the END USERS), as SELLER may deem necessary or desirable, in seeking solutions to quality and technical problems relating to the use and to the operation of the Products

•	to provide within sixty (60) days from the Effective Date adequate training to DISTRIBUTOR’s designated technical personnel regarding the installation, use, operation, maintenance and the repair of the Products. The SELLER shall provide, according to its own internal annual scheduling, such training in English by making its personnel available at no charge or expense to DISTRIBUTOR. All charges related to DISTRIBUTOR’s own personnel relating to training, including but not limited to travel and lodging expenses and wages of DISTRIBUTOR’s trainees, shall be paid by DISTRIBUTOR. At the end of the course, each trainee shall receive a certificate of attendance and proficiency. Upon request, SELLER shall offer a second training to DISTRIBUTOR’s designated employees including but not limited to its designated field engineers and application specialists at SELLER’s cost and expense within the first twelve (12) months of the Effective Date.

•	Further training on new Products, updates, upgrades and improvements thereof and ongoing training of new DISTRIBUTOR personnel.

•	provide training to new DISTRIBUTOR sales, marketing and service personnel from time to time as DISTRIBUTOR, may reasonably request.

•	to provide to DISTRIBUTOR the Products conform to the specifications described in Annex A, new and free from defects in design, material and workmanship.

SELLER undertakes to repair Products or parts thereof no longer covered by its warranty for the period beginning on the Effective Date and continuing until six (6) years from the date of delivery to the Italian facilities of DISTRIBUTOR of the last order of Products at terms and conditions to be agreed upon with DISTRIBUTOR.

•	SELLER undertakes to provide spare parts in relation to the Products for a period beginning on the Effective Date and continuing until six (6) years from the date of delivery to the Italian facilities of DISTRIBUTOR of the last order of Products, it being understood that SELLER shall also guarantee that spare parts are at all times updated to the then current version of the Products and fully compatible with all versions of the Products from time to time sold by DISTRIBUTOR in the Territory.

•	The reliability and serviceability parameters MTBF (Mean Time Between Failure) determine both customer satisfaction and service costs. The parties will agree on target MTBF, it being understood that if the target MTBF is not attained, SELLER shall supply any additionally required spare parts free of charge to DISTRIBUTOR and that, in the absence of agreement to the contrary, the MTBF shall be one year.

•	SELLER will set up a dedicated phone number to provide technical coverage during DISTRIBUTOR’s normal business hours in the Territory.

•	SELLER will provide complete service documentation, in English language to DISTRIBUTOR.
ARTICLE 8
Warranties
8.1 SELLER warrants that the Products shall (i) conform to the applicable specifications, (ii) have been manufactured in compliance with good manufacturing processes and Applicable Laws and (iii) be free from defects in workmanship and materials. SELLER shall replace and/or repair, free of charge (including transportation, and/or shipping costs), Products or parts thereof which are found to be defective during the period stated below:
•	New Devices: the earlier of (i) 12 Months from the date of first installation or (ii) 18 months from the delivery date

•	Repair Devices: 6 Months for work carried out and for replaced material

•	Refurbished Devices: 3 Months (from the Installation date)

•	Exchange Spare Parts: 6 Months (from the Installation date)
DISTRIBUTOR shall notify SELLER in writing of such defects as soon as they are found and, at SELLER’s request, shall return the defective Products or defective parts thereof to SELLER’s US facilities. All pre-approved costs of transportation associated with the shipment of spare parts for repair or replacement under this warranty and return of defective Products will be borne by SELLER.
The warranty shall not, in any event, apply to malfunctions of the Products caused by misuse, abuse, accident, transportation damages, alteration or improper repairs service by DISTRIBUTOR’s personnel which damages the Product in a material respect.
The foregoing warranty shall not apply to components or products provided or manufactured by DISTRIBUTOR pursuant to the OEM Agreement.
8.2 The software supplied by SELLER will be free from those defects which materially affect performance of Products in accordance with the specifications.
8.3 In the event of software defects occurring within twelve (12) months after the date of first clinical use or eighteen (18) months after delivery to DISTRIBUTOR, whichever is sooner, SELLER shall, free of charge, provide a permanent solution for such defect ultimately within 60 days, and at least a workaround, ultimately within 15 days after receipt of notice thereof, and shall provide DISTRIBUTOR with a corrected version of the software as soon as possible thereafter, free of charge. SELLER shall be required to distribute all workarounds or updates of software to END USERS at no additional cost to DISTRIBUTOR or any END USER.
8.4 SELLER and DISTRIBUTOR (as the case may be) undertake the commitments set out in Annex D hereto.
8.5 This article 8 is without prejudice to what is provided for in article 9 below.
ARTICLE 9
Safety

9.1 If one or more Product present a safety problem (that are problems pertaining to injury, death or any hazard to human safety) including any Adverse Event or Field Action, DISTRIBUTOR shall immediately notify SELLER in writing, specifying the nature of the safety problem.
9.2 SELLER shall, upon mutually agreed upon terms and conditions, within five working days after receipt of the notice as per Section 9.1 promptly make available to DISTRIBUTOR, either at DISTRIBUTOR’s or DISTRIBUTOR’s customers location, such technical personnel and assistance as is necessary to analyze and remedy the safety problem. SELLER shall then correct the safety problem in the Product in DISTRIBUTOR’s inventory as well in the installed base (if case be) in a reasonable delay, taking into account all relevant circumstances.
9.3 In case the safety problem is attributable to a design or manufacturing fault by SELLER, support and actions under paragraph 9.2 shall be at no cost and expenses to DISTRIBUTOR or its customers.
9.4 The SELLER’s obligations under paragraph 9.3 shall survive the termination of this Agreement for a period of three years or such longer period required under applicable law.
9.5 SELLER further undertakes to extend to DISTRIBUTOR all reasonable technical assistance which may be requested by DISTRIBUTOR in respect of any safety problems affecting the Product which may arise in the three-year period following the three-year term stipulated under paragraph 9.4.1 above; it being understood that DISTRIBUTOR shall reimburse to SELLER all relevant costs and expenses.
9.6 When SELLER develops a remedy for the safety problem, all Products subsequently manufactured by SELLER shall incorporate such remedy.
9.7 In the event that a safety problem is solely attributable to the DISTRIBUTOR or its employees, agents or contractors, DISTRIBUTOR shall reimburse SELLER for the reasonable costs and expenses of SELLER incurred pursuant to this Article 9.
ARTICLE 10
Serial Defects
10.1 SELLER warrants that the Products shall be free from epidemic faults. Epidemic faults are for the purpose of this Agreement defined as defects which are the same or have the same cause or effect and occur over a period of twelve (12) months with a class failure quantity of at least three (3) in twenty (20) sequentially delivered units, within a period of one (1) year from the delivery date of the last sequentially delivered unit to an END USER. In case of such epidemic faults, SELLER shall repair or replace such, units and it further warrants that units not yet delivered to end-user customers will be upgraded, and for units in the field upgraded components or parts will be made available from SELLER at no charge and DISTRIBUTOR will be responsible for the building in and building out of the said components or parts at SELLER’s expense; provided DISTRIBUTOR shall request such assistance from SELLER as it may reasonably request.

10.2 Excluded from SELLER’s warranty and liability for defects are all deficiencies which cannot be proved to have their origin in bad material, faulty design or poor workmanship, i.e. those resulting from normal wear and tear, improper handling or maintenance, failure to observe the operating instructions. Also excluded are defects in components provided by DISTRIBUTOR or its affiliates.
ARTICLE 11
Indemnification and Insurance
11.1 Scope. SELLER shall indemnify and hold harmless DISTRIBUTOR and its affiliates and their respective shareholders, directors, officers, employees and agents from and against any and all liabilities, damages, losses, penalties, fines, costs and expenses, including reasonable attorneys’ fees, paid or incurred by them in connection with any claim based upon or arising from: (i) any bodily injury, death or property damage resulting from any defect in the design, engineering, fabrication, manufacture, label (including the label warnings), or documentation of the Products or from the failure of such Product to conform to the applicable Specifications or warranties therefor (a “Product Claim”); (ii) any infringement or violation, of a third-party’s patent, copyright, trademark, trade secret or other intellectual property rights (“Intellectual Property Rights”) as a result of the use or distribution of the Products; (iii) any facts or circumstances that would constitute a breach by SELLER of any of its representations, warranties or obligations under this Agreement; (iv) any violation by SELLER of Applicable Laws or (v) any negligent or more culpable act (including misstatements) or omission of SELLER or its affiliates or subcontractors or any of their respective employees or agents relating to the activities subject to this Agreement. Notwithstanding the foregoing, SELLER shall have no obligation to indemnify DISTRIBUTOR if and to the extent of the negligence or intentional misconduct of DISTRIBUTOR and/or its employees, subcontractors, directors and agents.
11.2 Defense. DISTRIBUTOR shall give SELLER prompt written notice of any claim with respect to which SELLER’s indemnification obligations may apply, but any delay or failure of such notice shall not excuse SELLER’s indemnification obligations except to the extent that SELLER’s legal position is prejudiced thereby. SELLER shall have the right to assume and control the defense and settlement of any such claim; except that DISTRIBUTOR shall have the right to assume and control, at SELLER’s expense, the defense and settlement of any such claim if: (i) DISTRIBUTOR reasonably determines that there is a conflict of interest between DISTRIBUTOR and SELLER with respect to such Claim; (ii) SELLER fails to employ counsel reasonably satisfactory to DISTRIBUTOR to represent DISTRIBUTOR within a reasonable time after SELLER’s receipt of notice of the claim or (iii) in the reasonable opinion of counsel to DISTRIBUTOR, the claim could result in DISTRIBUTOR becoming subject to injunctive or other non-monetary relief that could have a material adverse effect on DISTRIBUTOR’s ongoing business. The Party not controlling the defense shall have the right to participate in the claim at its own expense, but in any event shall cooperate with the controlling Party in the investigation and defense of the claim.

11.3 Settlement. If SELLER is entitled to, and does, assume and control the defense and settlement of any claim with respect to which its indemnification obligations apply, then SELLER shall not settle such claim without DISTRIBUTOR’s prior written consent (which consent shall not be unreasonably withheld or delayed), unless (i) the sole relief provided in such settlement is monetary in nature and shall be paid in full by SELLER and (ii) such settlement does not include any finding or admission of a violation by DISTRIBUTOR of any Applicable Laws or Third-Party’s rights. Whenever DISTRIBUTOR assumes and controls the defense and settlement of a claim with respect to which SELLER’s indemnification, obligations apply, SELLER shall not be liable for any settlement thereof effected by DISTRIBUTOR unless DISTRIBUTOR shall have obtained SELLER’s prior written consent to the proposed settlement (which consent shall not be unreasonably withheld or delayed).
11.4 Insurance. SELLER shall maintain, from the Effective Date through the fifth anniversary of the expiration date of the Term, a policy of insurance for Product Claims. Such policy shall (i) have a per occurrence limit of at least $10 million and an annual aggregate limit of at least $10 million, (ii) name DISTRIBUTOR as an additional insured and (ii) provide for at least 30 days’ advance written notice to DISTRIBUTOR of cancellation or material change in coverage. SELLER shall provide evidence of such coverage to DISTRIBUTOR promptly following execution of this Agreement and annually thereafter. If SELLER breaches its obligation to maintain insurance, (x) DISTRIBUTOR shall have the right to obtain coverage as required on SELLER’s behalf and at SELLER’s expense, (y) DISTRIBUTOR shall have the right to set-off the cost of such coverage against any payment owed to SELLER for product purchases and (z) SELLER shall indemnify DISTRIBUTOR from and against all costs and expenses associated with, obtaining such coverage.
ARTICLE 12
Limitation of Liability
Except for the indemnity provided in Article 11 hereof, in no case shall either party be liable to the other party for any indirect, exemplary, consequential or incidental damages arising out of or connected with the delivery, installation, use, repair or performance of the Products.
DISTRIBUTOR authorizes the SELLER to use its company data for the fulfillment of all those activities relative to the business relationship covered by the present AGREEMENT.
ARTICLE 13
Force Majeure
Neither party hereto shall be liable to the other one for failure to perform its contract obligations hereunder caused by the occurrence of any event beyond its reasonable control or which cannot reasonably be forecast or provided against and which cannot be overcome with due diligence and affecting its ability to perform, including, without limitation, governmental regulations or orders, outbreaks of a state of emergency, acts of God, acts of public authorities, or delays or default caused by public carriers, war, warlike hostilities, civil commotion, fire, strikes, lockouts or any other similar events.
In such event the time for performance shall be extended for the period of continuance of such force majeure event, provided however that the Party raising such cause shall:
•	promptly, after knowledge of the commencement thereof, notify the other Party in writing of the nature of such cause and the expected delay,

•	continue to keep the other Party informed as to the force majeure event,

•	take all reasonable steps to eliminate such cause of the delay and

•	continue performance hereunder whenever such reason or cause is removed.
In the event any of such cause of force majeure shall continue for a period of 6 (six) months, Parties hereto shall mutually discuss the matter and the course of action to be taken, provided however that after this 6 (six) months period the Party not affected by the force majeure event shall have the right to give notice to the other Party terminating this AGREEMENT.
ARTICLE 14
Confidentiality
The Parties agree that article 19 of the OEM Agreement shall apply, mutatis mutandis, to all proprietary and trade secret information communicated by one party to the other under this Agreement.
ARTICLE 15
Authority to Bind
The relationships of SELLER and DISTRIBUTOR arising from the Agreement are that of independent contractor, and nothing herein will be construed to (a) give either Party the power to direct or control the day-to-day activities of the other, (b) constitute the Parties as partners, joint venturers, principal and agent, employer and employee, co-owners, franchisor and franchisee, or otherwise as participants in a joint undertaking, or (c) allow either Party to create or assume any obligation on behalf of the other Party for any purpose whatsoever. Except as otherwise set forth herein, all financial and other obligations associated with each Party’s business are the sole responsibility of such Party.
ARTICLE 16
Duration and Termination

16.1 Term_of the Agreement. This Agreement will begin on the date hereof and will continue in effect until five (5) years from Effective Date. The parties will, in any event, meet a least 6 (six) months prior to the date of expiration of this AGREEMENT, to negotiate the terms and conditions for a possible extension or renewal thereof.
16.2 Events of Termination. (A) Either Party will have the right to terminate the Agreement if: a) the other party breaches any material term or condition of the Agreement and fails to cure such breach within ninety (90) days after written notice; or b) the other Party files for Bankruptcy or c) in case of Change of Control.
16.3 Fulfilment of Orders upon Termination. Upon termination of this Agreement DISTRIBUTOR shall have the right, at its sole discretion, to require SELLER to satisfy (and upon request by DISTRIBUTOR SELLER agrees to satisfy) SELLER’s obligations under all outstanding Purchase Orders that have been accepted by SELLER prior to the effective date of termination; and (ii) to the extent that DISTRIBUTOR has possession of units of the Products that it has not distributed or sold to third parties, DISTRIBUTOR will have the right to market, distribute, and sell such Products in the Territory pursuant to the terms hereof on a non-exclusive basis. Notwithstanding anything herein to the contrary, in the event that DISTRIBUTOR is under obligation, by statute to distribute or sell Products in the Territory to any End User after expiration or termination of this Agreement, then the Parties shall negotiate in good faith to agree upon the terms applicable to such situation, and if not agreed promptly, the delivery, payment, support and other applicable terms and conditions of this Agreement will remain in effect as to such End Users or countries, as the case may be, until such obligation ceases.
ARTICLE 17
Notices
Any notice called for by this AGREEMENT shall be in writing, in the English language, and shall be given either by registered mail, return receipt requested, or by fax (with a confirmatory copy by registered mail). Notices shall be deemed duly forwarded if addressed as follows:

AS TO DISTRIBUTOR TO:	AS TO SELLER TO:
Esaote S.p.A.	TechniScan, Inc.
Intl. Operation Office	1011 East Murray Holladay Road
Via di Caciolle 15	Salt Lake City, UT 84117
50127 FLORENCE – ITALY	USA
Tel: ++ 39 055 4229.1
Fax: ++39 055 4229.208	Tel: ++ 801-521-0444
E-mail: international.sales@esaote.com	Fax: ++
Attn. International Sales	Email:sales@techniscanmedicalproducts.com
Attn. International Sales
Or to such other address as one party may indicate to the orter by like notice.

ARTICLE 18
Governing Laws and Forum
18.1 This AGREEMENT shall be construed under and governed by the laws of the State of New York, U.S.A.
18.2 The trade terms of this AGREEMENT shall be interpreted under the provisions of INCOTERMS 2000 (International Rules for the Interpretation of Trade Terms), to the extent that said provisions are not in conflict with the provisions hereof.
18.3 The proper venue for any legal proceeding to decide any dispute arising out of this AGREEMENT, its interpretation and performance, which cannot be amicably settled by the Parties hereto, shall be: (i) if the proceeding is initiated by SELLER: Genoa, Italy; and (ii) if the proceeding is initiated by DISTRIBUTOR: Salt Lake City, Utah U.S.A. The Parties hereto do hereby waive any right to object to the venue of any such proceeding.
ARTICLE 19
Earlier Undertakings
This AGREEMENT constitutes the entire understanding of the parties hereto with regard to its subject matter. It supersedes and voids any prior agreement, written or oral. It may be amended only by a written instrument signed by both parties.
Failure to enforce an obligation hereunder or failure to assert a breach thereof shall not be regarded as a waiver or renunciation of such obligation or breach.
ARTICLE 20
Assignment
This AGREEMENT and the benefits of the rights herein granted to the DISTRIBUTOR shall be personal to the Parties, who shall not have the right to assign their rights and obligations under this AGREEMENT without the prior written consent of the other party; provided that the DISTRIBUTOR shall be entitled to appoint as an additional distributor another company of its group, it being understood that DISTRIBUTOR shall be liable jointly with the so appointed additional distributor for performance by the latter of its obligations hereunder. Should any right or obligation under this AGREEMENT be assigned by the DISTRIBUTOR upon SELLER’s approval, the DISTRIBUTOR shall remain responsible for the duly compliance with any and all the provisions of this AGREEMENT by the assignee.
[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK;
SIGNATURE PAGE TO FOLLOW]

IN WITNESS HEREOF, the parties hereto have caused this AGREEMENT to be executed by their duly authorised representatives on the day and in the year first above written.

ESAOTE S.p.A.	TECHNISCAN, INC.

[Signature Page to Distribution Agreement]

IN WITNESS HEREOF, the parties hereto have caused this AGREEMENT to be executed by their duly authorised representatives on the day and in the year first above written.

ESAOTE S.p.A.	TECHNISCAN, INC.

By:

Name:

Title:

dated: